Exhibit 10.1

ENDORSEMENT NO. 2

to the

AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the ‘Agreement”)

BETWEEN

AMTRUST INTERNATIONAL INSURANCE, LTD.
HAMILTON, BERMUDA
(hereinafter referred to as the “Company”)

AND

MAIDEN INSURANCE COMPANY LTD.
HAMILTON, BERMUDA
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, effective as of 12:01 a.m., Eastern Standard Time, January 1, 2013, Paragraph C of ARTICLE VI – PREMIUM AND CEDING COMMISSION shall be deleted in its entirety and the following substituted therefor:

A.
The Reinsurer shall allow the Company a 31% commission on all Subject Premium ceded hereunder and attributable to Covered Business, except that the Reinsurer shall allow the Company a 34.375% commission on the UBI UEP and Subject Premium related to Retail Commercial Package Business. The Company and Reinsurer acknowledge and agree that the commission payable hereunder shall be subject to appropriate adjustments if Additional Business is reinsured hereunder as described in Section B of Article I hereof. The Company shall allow the Reinsurer return commission on return premiums at the rate in effect when the return premiums were originally ceded to the Reinsurer. It is expressly agreed that the ceding commission allowed the Company includes provision for all commissions, taxes, assessments (other than assessments based on losses of an Affiliate as a ceding company under an Underlying Reinsurance Agreement) and all other expenses of whatever nature of the Company and Affiliates, except loss adjustment expense.

IT IS FURTHER AGREED, effective as of 12:01 a.m., Eastern Standard Time, March 6, 2013, Paragraph A. of ARTICLE XXI – TERM AND TERMINATION shall be deleted in its entirety and the following substituted therefor:

A.	This Agreement shall remain in effect until July 1, 2016, and shall automatically renew for successive three-year periods thereafter, unless the Reinsurer or Company elects to terminate this Agreement effective as of July 1, 2016 or as of the expiration of any successive three-year period. If the Reinsurer or Company elects to so terminate this Agreement, it shall give written notice to the other party hereto not less than nine months prior to either July 1, 2016 or the expiration of any successive three-year period.

IT IS FURTHER AGREED, as of the Effective Time, 12:01 a.m., Eastern Standard Time, July 1, 2007, Paragraph A. of ARTICLE V – LIABILITY OF THE REINSURER shall be deleted in its entirety and the following substituted therefor:

A.
1.    Commencing as of the Effective Time, except as otherwise provided on Schedule A, as now stated and as amended from time to time with respect to Additional Business and Excess Retention Business, the Company hereby agrees to cede to the Reinsurer, and the Reinsurer agrees to accept and reinsure, the Ultimate Net Loss of the Company equal to forty percent (40%) of the Affiliate Ultimate Net Loss with respect to Covered Business ceded to the Company by each Affiliate, subject to all other terms and conditions set forth in this Agreement. For purposes of this Agreement “Affiliate Ultimate Net Loss” means the sum actually paid or to be paid by such Affiliate in settlement of losses for which it is liable in respect of the Covered Business, after making deductions for all inuring reinsurance (other than reinsurance with any direct or indirect subsidiary of AmTrust), whether collectible or not, and all Recoveries.

2.     Notwithstanding the above, as respects the specialty middle-market (as defined in section A.3. of Schedule A) portion of Covered Business only, excluding workers’ compensation business included therein for the period from the Effective Time through December 31, 2012, the Company shall be responsible for all Ultimate Net Loss otherwise recoverable from the Reinsurer under this Agreement above a Loss Ratio to the Reinsurer of eighty-one and one-half percent (81.5%) up to a Loss Ratio to the Reinsurer of ninety-five percent (95%). For purposes of this Agreement, “Loss Ratio” means the total of Ultimate Net Loss incurred by the Reinsurer, from the Effective Time through the date of calculation, for which the Reinsurer would be responsible under this Agreement in the absence of this provision, divided by the Reinsurer’s earned premium during that same period.

3.     Without limiting the generality of the foregoing, the Reinsurer shall be liable for its proportionate share of any experience-related premium rebates or credits to policyholders under Policies of workers compensation insurance, and shall benefit proportionately to the extent any such policyholder pays any additional premiums as a result of the experience under such Policies.

IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this ENDORSEMENT NO. 2 to the Agreement, in duplicate, as of the dates recorded below.

AMTRUST INTERNATIONAL INSURANCE, LTD.

By: /s/ Michael F. Bott

Dated: March 7, 2013

MAIDEN INSURANCE COMPANY LTD.

By: /s/ Michael J. Tait

Dated: March 7, 2013